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                                                                     EXHIBIT 21




                         SUBSIDIARIES OF INTERCEL

Intercel Licenses, Inc.

Powertel, Inc.

Powertel/Atlanta, Inc.

Powertel Atlanta Licenses, Inc.

Powertel/Birmingham, Inc.

Powertel Birmingham Licenses, Inc.

Powertel/Jacksonville, Inc.

Powertel Jacksonville Licenses, Inc.

Powertel/Memphis, Inc.

Powertel Memphis Licenses, Inc.